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                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary proxy statement
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
    -------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

    -------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[_]  $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     ---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:
     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
     ---------------------------------------------------------------------------
     (5)   Total fee paid:
     ---------------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         $125

     (2) Form, schedule or registration statement no.:
         Schedule 14A

     (3) Filing party:
         Glendale Federal Bank, Federal Savings Bank

     (4) Date filed:
         August 12, 1996
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

                         GLENDALE FEDERAL BANK F.S.B.
                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203

Dear Stockholder:                                            September 20, 1996

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), which will be held in the Viennese Ballroom at the Ritz-Carlton Huntington Hotel, located at 1401 South Oak Knoll Avenue, Pasadena, California, at 10:00 a.m. on Tuesday, October 22, 1996.

  As described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, you will be asked to consider and vote upon the election of directors, proposed amendments to Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan and the appointment of the independent auditors for Glendale Federal.

  Your vote is very important, regardless of the amount of stock you own. Please complete and sign each proxy card you receive and return it as soon as possible in the postage-paid envelope provided even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

  Thank you for your consideration of these matters and please vote today.

                                          Sincerely,

                                          /s/ Stephen J. Trafton

                                          Stephen J. Trafton
                                          Chairman of the Board

  IMPORTANT: IF YOUR GLENDALE FEDERAL STOCK IS HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY THEY CAN EXECUTE A PROXY ON YOUR BEHALF. TO ENSURE THAT YOUR STOCK IS VOTED, WE URGE YOU TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED TO YOU BY SUCH FIRM OR NOMINEE WITH THIS PROXY STATEMENT OR TO TELEPHONE THE INDIVIDUAL RESPONSIBLE FOR YOUR ACCOUNT TODAY AND OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY.

  IF YOU HAVE ANY QUESTIONS OR NEED HELP IN VOTING YOUR STOCK OR NEED DIRECTIONS TO THE ANNUAL MEETING SITE, PLEASE TELEPHONE INVESTOR RELATIONS:
(818) 500-2723, OR CALL OUR PROXY SOLICITOR, MCCORMICK AND PRYOR: (800) 326-
9653.

                         GLENDALE FEDERAL BANK F.S.B.
                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 22, 1996
                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Glendale Federal Bank, Federal Savings Bank, will be held in the Viennese Ballroom at the Ritz-Carlton Huntington Hotel, located at 1401 South Oak Knoll Avenue, Pasadena, California, on Tuesday, October 22, 1996, at 10:00 a.m., California time, to:

  1.Elect two directors for terms of three years each.

  2.Approve the amendments to Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan.

  3.Ratify the appointment of KPMG Peat Marwick LLP as Glendale Federal's independent auditors for the fiscal year ending June 30, 1997.

  4.Transact such other business as may properly come before the Annual Meeting or any adjournment thereof and may properly be acted upon.

  The Board of Directors has selected September 3, 1996 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

                                          By order of the Board of Directors

                                          /s/ James R. Eller, Jr.

                                          James R. Eller, Jr.
                                          Secretary

Glendale, California
September 20, 1996

                         GLENDALE FEDERAL BANK F.S.B.
                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                               ----------------
                                PROXY STATEMENT
                               ----------------

                         VOTING AT THE ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), for use at the Annual Meeting of Stockholders of Glendale Federal to be held on October 22, 1996, and at any postponements or adjournments thereof. The approximate date of mailing of this Proxy Statement is September 20, 1996.

  The Board of Directors of Glendale Federal has selected September 3, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the only class of stock outstanding and entitled to vote at the meeting was Glendale Federal's common stock, of which 47,161,877 shares were issued and outstanding.

  The holders of common stock entitled to vote at the Annual Meeting will have one vote per share on all matters to come before the Annual Meeting other than the election of directors. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on its proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

  With respect to the election of directors, stockholders will be entitled to cumulate their votes. Cumulative voting entitles each stockholder to give one candidate as many votes as the number of directors to be elected multiplied by the number of shares held by such stockholder or to distribute such votes on the same principle among any number of candidates. The election of directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. The proxy enclosed with this proxy statement grants discretionary authority to cumulate votes in such manner as the proxy holders deem appropriate. If a stockholder withholds his or her vote for any individual nominee in the manner instructed on the proxy card, the stockholder's votes will be voted for the remaining nominees in such manner as the proxy holders determine.

  The approval of the amendments to Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan (the "Plan") described herein will require the affirmative vote of a majority of the outstanding shares of Glendale Federal common stock entitled to vote on the proposal.

  All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted FOR the election of each of the nominees for election as directors named, or as many thereof as may be elected with the proxies received, and FOR each of the other proposals described herein. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of Glendale Federal (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

  The cost of this solicitation will be paid by Glendale Federal. Glendale Federal has retained McCormick & Pryor to assist in the solicitation of proxies for a fee of $7,000 and reimbursement of certain expenses. To the extent necessary, proxies may also be solicited by personnel of Glendale Federal in person, by telephone or through other forms of communication. Glendale Federal personnel who participate in this solicitation will not receive any additional compensation for such solicitation. Glendale Federal will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                             ELECTION OF DIRECTORS

  Glendale Federal's Charter and Bylaws provide, with certain exceptions, that the authorized number of directors shall be not fewer than five and not more than fifteen, with the exact number of directors to be fixed from time to time by Glendale Federal's Board of Directors. Glendale Federal's Charter and Bylaws also provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. Generally, the members of each class are to be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year.

  The Board of Directors presently consists of eleven directors, four of whose terms will expire at the Annual Meeting. Two of the Directors whose terms expire at the Annual Meeting, Dean R. Bailey and E. Gex Williams, Jr., will retire and one Director, Brian P. Dempsey, will not seek re-election. The Board has determined not to replace Messrs. Bailey, Dempsey and Williams, and has fixed the number of directors at eight. The Board of Directors has nominated the other Director whose term expires at the Annual Meeting, Gilbert
R. Vasquez, for re-election as director with a term to expire at the 1999 Annual Meeting of Glendale Federal. In addition, in order to more evenly balance the three classes of Directors, the Board has nominated John F. Kooken to serve an additional two years beyond the expiration of his current term in 1997 to a term to expire at the 1999 Annual Meeting of the Stockholders of Glendale Federal. Each of the nominees has indicated his willingness to serve if elected. If any nominee becomes unable to serve, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors may select.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF MESSRS. KOOKEN AND VASQUEZ AS DIRECTORS OF GLENDALE FEDERAL.

  The following table sets forth the names of and certain information with respect to the two persons nominated by the Board of Directors for election as directors of Glendale Federal at the Annual Meeting and each other director of Glendale Federal who will continue to serve as a director after the Annual Meeting.

                                 DIRECTOR    TERM       POSITIONS CURRENTLY
NOMINEES FOR DIRECTOR        AGE SINCE (1) EXPIRING  HELD WITH GLENDALE FEDERAL
---------------------        --- --------- -------- ----------------------------
John F. Kooken (2)(3)(4)....  64   1992      1999             Director
Gilbert R. Vasquez (2)(5)...  56   1981      1999             Director

CONTINUING DIRECTORS
--------------------
Diane C. Creel (3)(4).......  47   1992      1998             Director
Richard H. Daniel (5)(6)....  69   1994      1997             Director
Richard A. Fink (3)(6)(7)...  56   1992      1998      Senior Executive Vice
                                                     President and Chief Credit
                                                        Officer and Director
John F. King (3)(4)(7)......  63   1994      1998             Director
Orin S. Kramer (2)..........  51   1994      1997             Director
Stephen J. Trafton (3)......  50   1991      1997   Chairman of the Board, Chief
                                                    Executive Officer, President
                                                            and Director

--------
(1) The date given includes years during which the director served on the Board of GLENFED, Inc., the former holding company of Glendale Federal.
(2) Member of the Audit Committee, of which Mr. Kooken is Chair.
(3) Member of the Executive Committee, of which Mr. Trafton is Chair.
(4) Member of the Officer Compensation and Personnel Committee, of which Ms. Creel is Chair.
(5) Member of the Community Investment Committee, of which Mr. Bailey is
    Chair.
(6) Member of the Credit Review Committee, of which Mr. Dempsey is Chair.
(7) Member of the Finance Committee, of which Mr. King is Chair.

NOMINEES FOR DIRECTOR:

  John F. Kooken retired as Vice Chairman and Chief Financial Officer of Security Pacific Corporation in 1992 after 32 years with the company. Mr. Kooken is also a director of US Facilities Corp. and of Pacific Gulf Properties, Inc.

  Gilbert R. Vasquez is Managing Partner of Vasquez, Farukhi & Company, a certified public accounting firm in Los Angeles, California. Mr. Vasquez is a director of several nonprofit organizations. From 1980 to 1993 he served as a director of General Telephone Company of California and from 1987 to 1996 he was a director of Blue Cross of California.

CONTINUING DIRECTORS:

  Diane C. Creel is Chief Executive Officer and President of The Earth Technology Corporation, headquartered in Long Beach, California. She also serves as a Director of Teledyne, Inc. and of The Fixed Income Funds of the American Funds Group. Ms. Creel served as Chief Operating Officer of The Earth Technology Corporation from December 1987 until January 1993. She became its President in September 1988 and its Chief Executive Officer in January 1993. She served as Chairwoman from March 1993 until January 1996 when The Earth Technology Corporation was sold.

  Richard H. Daniel retired in 1993 after serving for seven years as Vice Chairman, Director and Chief Credit Officer of Mellon Bank Corporation. From 1950 to 1985 Mr. Daniel served in positions of increasing responsibility with Security Pacific National Bank. He served as Executive Vice President and Manager, Special Assets Department, of Crocker National Bank from 1985 to 1986.

  Richard A. Fink has been Senior Executive Vice President and a Director of Glendale Federal since May 1992. He served as Chief Legal Officer from May 1992 until April 1994; Director, Corporate Development, from April 1994 until February 1996; and as Chief Credit Officer since February 1996. From 1980 until May 1992, he was a partner in the law firm of McKenna & Fitting and was actively involved in advising Glendale Federal with respect to legal and regulatory matters. On March 31, 1993 a state court receiver was appointed for McKenna & Fitting.

  John F. King is President and Chief Executive Officer of Weingart Center Association, a nonprofit association whose goal is to help break the cycle of the homeless. He was Chairman and Chief Executive Officer of World Trade Bank from 1987 to 1990 and served as a Senior Advisor to Union Bank of Switzerland from 1990 to 1993. Mr. King is a former Vice Chairman of Crocker National Bank and a former Chairman of the Board of First Interstate Bank of California. Mr. King is a Director of Ameron International, Inc. and of Holmes Hally Industries, a Trustee of the University of Southern California and of the California Hospital Center Foundation, the founding Chairperson of Kidspace and a Director of the National Institute of Transplantation Foundation.

  Orin S. Kramer has been a general partner since 1992 of Boston Provident Partners, L.P., an investment partnership focusing on the financial services industry. From 1987 to 1992, Mr. Kramer was a consultant on financial services industry issues. In May 1995, he was appointed by United States Secretary of the Treasury Rubin as a member of the Advisory Commission on Financial Services. Prior to 1987, Mr. Kramer was a member of the McKinsey Co. Financial Services Group. Mr. Kramer also served as an Associate Director of the White House Domestic Policy Staff under President Carter.

  Stephen J. Trafton joined Glendale Federal as Senior Executive Vice President and Chief Financial Officer in July 1990. In June 1991, he was elected a Director and Vice Chairman of the Board and Chief Financial Officer of Glendale Federal. Since April 1992, Mr. Trafton has served as Chairman of the Board, Chief Executive Officer and President of Glendale Federal.

MEETINGS AND COMMITTEES:

  The Board of Directors of Glendale Federal, which met twelve times during the fiscal year ended June 30, 1996, had, during fiscal 1996, standing Executive, Audit, Community Investment, Credit Review, Finance and Officer Compensation and Personnel Committees which met during the year.

  The Executive Committee, which, with certain exceptions, may exercise the authority of the Board of Directors when the Board is not in session, met once in fiscal 1996.

  The Audit Committee, which met ten times during fiscal 1996, reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of Glendale Federal's independent auditors.

  The Community Investment Committee, which met four times during fiscal 1996, oversees and participates in the development and implementation of Glendale Federal's policies and programs adopted to comply with federal fair lending and credit availability statutes and regulations.

  The Credit Review Committee reviews the credit quality, portfolio structure and portfolio monitoring activities of Glendale Federal and its subsidiaries. During fiscal 1996, this Committee met twelve times.

  The Finance Committee met a total of thirteen times in fiscal 1996. The Finance Committee oversees the asset/liability risk management activities of Glendale Federal and reviews the performance of Glendale Federal under its business plans.

  The Officer Compensation and Personnel Committee approves, subject to the approval of the Board of Directors with respect to Mr. Trafton, the compensation for Mr. Trafton and all executive vice presidents and other executive officers of Glendale Federal who report directly to Mr. Trafton, approves grants of stock options and stock incentives to Mr. Trafton and all other officers, reviews the compensation of all other officers of Glendale Federal and reviews and approves Glendale Federal's benefit programs. During fiscal 1996, this Committee met ten times.

  During fiscal 1996, Ms. Creel attended less than 75% of the combined total of meetings held by the Board of Directors and of Board committees on which she serves.

  The Board of Directors acts as the Nominating Committee of Glendale Federal and identifies, recruits, interviews, evaluates and nominates individuals for election as Directors of Glendale Federal. The Bylaws of Glendale Federal provide that, except to the extent that any supplementary charter section addresses the matter and except in the case of a nominee substituted as a result of death or incapacity of a management nominee, the Board of Directors shall deliver written nominations to the Secretary of Glendale Federal at least 20 days prior to the date of the Annual Meeting and that upon delivery such nominations shall be posted in a conspicuous place in each office of Glendale Federal. No nominations for directors other than those made by the Committee may be voted upon at the Annual Meeting unless other nominations by stockholders are made in writing at least five days prior to the date of the Annual Meeting and delivered by such date to the Secretary of Glendale Federal. Upon delivery, such nominations are required to be posted in a conspicuous place in each office of Glendale Federal. Ballots bearing the names of all persons nominated by the Committee and by stockholders are required to be provided for use at the Annual Meeting. If the Committee does not act at least 20 days prior to the Annual Meeting, nominations for directors may be made at the Annual Meeting by any stockholder entitled to vote.

              BENEFICIAL OWNERSHIP OF GLENDALE FEDERAL SECURITIES

BY MANAGEMENT

  The following table sets forth information as of July 31, 1996, concerning the shares of Glendale Federal common stock beneficially owned by each director of Glendale Federal, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of Glendale Federal as a group. All shares are of common stock except as otherwise specifically indicated.

                                           AMOUNT AND NATURE OF
NAME                                       BENEFICIAL OWNERSHIP PERCENT OF CLASS
----                                       -------------------- ----------------
Dean R. Bailey...........................        10,196 (1)            *
William J. Birch.........................       182,510 (2)            *
Diane C. Creel...........................        10,100 (1)            *
Brian P. Dempsey.........................        20,500 (3)            *
Richard H. Daniel........................        10,500 (1)            *
Richard A. Fink..........................       227,000 (4)            *
John E. Haynes...........................       165,008 (5)            *
Terry D. Hess............................       175,050 (5)            *
John F. King.............................        10,300 (1)            *
John F. Kooken...........................        23,404 (1)(6)         *
Orin S. Kramer...........................        47,000 (1)(7)         *
Stephen J. Trafton.......................       951,300 (8)          2.02%
Gilbert R. Vasquez.......................        10,331 (1)            *
E. Gex Williams, Jr......................        10,950 (1)            *
All directors and executive officers as a
 group (23 persons)......................     2,188,528 (9)          4.66%

--------
*Less than one percent of the outstanding shares in each case.

(1) Includes options to acquire 10,000 shares.
(2) Includes options to acquire 182,500 shares.
(3) Includes options to acquire 20,000 shares. Voting and investment power are shared as to 500 shares.
(4) Includes options to acquire 225,000 shares and 2,000 shares of common stock that are held jointly with Mr. Fink's spouse, as to which voting and investment power are shared.
(5) Includes options to acquire 165,000 shares.
(6) Includes 2,404 shares of common stock that Mr. Kooken has the right to receive upon the conversion of 1,000 shares of Glendale Federal's Noncumulative Preferred Stock, Series E owned by him.
(7) Includes 35,000 shares held by a limited partnership for its account. Mr. Kramer and his cogeneral partner have sole voting and dispositive power as to the 35,000 shares. Mr. Kramer disclaims beneficial ownership of the shares held by the partnership except to the extent of his pecuniary interest therein.
(8) Includes options to acquire 950,000 shares. 1,300 shares of common stock are held as Trustee of the Trafton Family Trust, for which voting authority is shared.
(9) Includes 131 shares held at June 30, 1996 under the Sheltered Pay Plan, 2,404 shares that Mr. Kooken has the right to acquire upon the conversion of his 1,000 shares of Noncumulative Preferred Stock, Series E, 962 shares that an executive has the right to acquire upon the conversion of 400 shares of Noncumulative Preferred Stock, Series E, and an aggregate of 2,130,750 shares which the directors and executive officers have the power to acquire pursuant to outstanding options granted under the Glendale Federal 1993 Stock Option and Long-Term Performance Incentive Plan. Also includes 38,800 shares as to which voting and investment power are shared.

BY OTHERS

  Management knows of no person, except as set forth below, who owned as of July 31, 1996 more than five percent of Glendale Federal's outstanding common stock.

                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP PERCENT OF CLASS
------------------------------------       -------------------- ----------------
Arnold and S. Bleichroeder, Inc.
45 Broadway
New York, New York 10006..................      2,075,800 (1)          5.1% (1)
Boston Partners Asset Management L.P.
Boston Partners, Inc.
Desmond John Heathwood
One Financial Center, 43rd Floor
Boston, Massachusetts 02111...............      3,245,699 (2)          7.6% (2)
FMR Corp.
Fidelity Management & Research Company
Fidelity Contrafund
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109...............      3,793,215 (3)         9.12% (3)
Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258............      2,130,000 (4)         5.22% (4)
Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281..................      4,178,594 (5)          9.6% (5)
Travelers Group Inc.
Smith Barney Holdings, Inc.
388 Greenwich Street
New York, New York 10013..................      2,364,099 (6)          5.8% (6)
Gerald B. Unterman
70 East 55th Street
New York, New York 10022..................      3,117,720 (7)          7.4% (7)
Wellington Management Company
75 State Street
Boston, Massachusetts 02109...............      2,235,792 (8)         5.25% (8)

--------
(1) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 14, 1996 filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") that states that Arnold and S. Bleichroeder, Inc., is an investment advisor for a number of investment companies and for certain discretionary accounts. Such Schedule 13G indicates that Arnold and S. Bleichroeder, Inc., has sole voting power as to 144,000 shares, shared voting power as to 1,931,700 shares and sole dispositive power as to all reported shares.
(2) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 12, 1996 filed pursuant to the Exchange Act that states that Boston Partners Asset Management L.P. ("BPAM") is an investment advisor that owns 1,017,404 shares of Glendale Federal common stock, 760,000 shares of Glendale Federal preferred stock that may be converted into 1,827,040 shares of Glendale Federal common stock and warrants to purchase 401,255 shares of Glendale Federal common stock. Such

    Schedule 13G indicates that BPAM has shared voting and dispositive power as to all shares. Such filing further indicates that Boston Partners, Inc., is the sole general partner of BPAM, that Desmond John Heathwood is the principal stockholder of Boston Partners, Inc., and that, as such, Boston Partners, Inc. and Mr. Heathwood may be deemed to beneficially own the shares of Glendale Federal common stock reported by BPAM.
(3) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 14, 1996 filed pursuant to the Exchange Act that states that FMR Corp.'s beneficial ownership derives from its ownership of Fidelity Management & Research Company, which acts as an investment advisor and beneficially owns 3,541,303 shares (8.52%) of Glendale Federal common stock, and from its ownership of Fidelity Management Trust Company. Such filing further states that one fund advised by Fidelity Management & Research Company, the Fidelity Contrafund, beneficially owns 2,169,700 shares (5.22%) of Glendale Federal common stock. Such filing indicates that (i), of FMR Corp.'s and Fidelity Management & Research Company's beneficially owned shares, 674,803 are shares that may be obtained upon the conversion of 280,700 shares of Glendale Federal preferred stock and (ii), of FMR's beneficially owned shares, an additional 163,712 are shares that may be obtained upon the conversion of 68,100 shares of Glendale Federal preferred stock beneficially owned by Fidelity Management Trust Company, (iii) the beneficial ownership of Edward C. Johnson 3d and Abigail P. Johnson derives from their control of FMR Corp. and (iv) FMR Corp. and Mr. and Mrs. Johnson have sole power to vote 247,712 shares and sole power to dispose of all reported shares.
(4) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated January 26, 1996 filed pursuant to the Exchange Act that states that Mellon Bank Corporation is a holding company for six direct or indirect subsidiaries and that it has sole voting power as to 2,087,000 shares, sole dispositive power as to 2,088,000 shares and shared dispositive power as to 42,000 shares.
(5) Amount, nature of beneficial ownership and percent of class are taken from Amendment No. 4 dated February 12, 1996 to a Schedule 13G filed pursuant to the Exchange Act that states that Merrill Lynch & Co., Inc. is a parent holding company that may be deemed to share with its affiliated companies voting and dispositive power as to such shares. Included within such shares beneficially owned are (i) 4,140,534 (9.6%) that Merrill Lynch Group, Inc., and Princeton Services, Inc., which are parent holding companies, may be deemed to beneficially own and as to which such corporation may be deemed to have shared voting and dispositive power;
    (ii) 4,030,434 (9.3%) that Merrill Lynch Asset Management, L.P., an investment advisor, may be deemed to beneficially own and as to which such corporation may be deemed to have shared voting and dispositive power; and
    (iii) 3,760,434 (8.7%) that Merrill Lynch Global Allocation Fund, Inc., an investment company, may be deemed to beneficially own and as to which such corporation may be deemed to have shared voting and dispositive power.
(6) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 1, 1996 filed pursuant to the Exchange Act that states that Travelers Group Inc. is a parent holding company for Smith Barney Holdings and that they have shared voting and dispositive power as to all reported shares.
(7) Amount, nature of beneficial ownership and percent of class are taken from an Amendment No. 2 to Schedule 13D dated January 19, 1996 filed pursuant to the Exchange Act that states that Mr. Unterman acts through registered investment advisors that advise investment funds and managed accounts. Voting and investment power are shared as to all shares. Includes 695,000 shares of Glendale Federal preferred stock, which is convertible into 1,670,780 shares of Glendale Federal common stock.
(8) Amount, nature of beneficial ownership and percent of class are taken from a Schedule 13G dated January 29, 1996 filed pursuant to the Exchange Act that states that Wellington Management Company ("WMC") acts as an investment advisor for numerous investment counselling clients.
    Dispositive power is shared as to all reported shares and voting power is shared as to 1,830,959 shares.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table summarizes the compensation earned by Glendale Federal's Chief Executive Officer and each of the four other most highly compensated executive officers of Glendale Federal during the fiscal year ended June 30, 1996 for services rendered in all capacities to Glendale Federal and its subsidiaries for the fiscal years ended June 30, 1994, 1995, and 1996.

NAME AND PRINCIPAL                                     SALARY       BONUS        AWARDS       ALL OTHER
POSITION                                  FISCAL YEAR   ($)          ($)    OPTIONS/SARS (#) COMPENSATION
------------------                        ----------- --------     -------- ---------------- ------------
Stephen J. Trafton..................         1996     $650,000     $202,000           0         $2,808 (1)
Chief Executive Officer                      1995     $650,000     $240,000     500,000         $2,808 (1)
                                             1994     $650,000     $      0     600,000         $2,244 (1)

Richard A. Fink.....................         1996     $261,250 (2) $108,000           0         $3,631 (3)
Sr. Executive Vice President                 1995     $261,250 (2) $125,000     130,000         $3,581 (3)
and Chief Credit Officer                     1994     $257,789 (2) $      0     135,000         $4,179 (3)

Terry D. Hess.......................         1996     $215,897 (2) $ 88,000           0         $3,130 (4)
Executive Vice President                     1995     $215,897 (2) $ 95,000      80,000         $2,956 (4)
and Director, Business Banking               1994     $213,037 (2) $      0     110,000         $4,163 (4)

John E. Haynes......................         1996     $174,966 (2) $ 74,000           0         $2,956 (5)
Executive Vice President and                 1995     $174,966 (2) $ 80,000      80,000         $2,396 (5)
Chief Financial Officer                      1994     $172,803 (2) $      0     110,000         $3,181 (5)

William J. Birch....................         1996     $180,000 (2) $ 65,000           0         $3,192 (6)
Executive Vice President                     1995     $180,000 (2) $ 80,000      65,000         $2,974 (6)
and Manager, Retail Bank                     1994     $203,266 (2) $      0     135,000         $2,971 (6)

--------
(1) Amount consists of basic and executive life insurance costs to Glendale Federal.
(2) Amounts shown include salary deferred at the election of the executive officer pursuant to the Sheltered Pay Plan.
(3) For fiscal 1996, the amount consists of $1,471 for basic and executive life insurance and Glendale Federal's $2,160 contribution to the Sheltered Pay Plan. For fiscal 1995, amount consists of $1,471 for basic and executive life insurance and Glendale Federal's $2,110 contribution to the Sheltered Pay Plan. For fiscal 1994, amount consists of $1,139 for basic and executive life insurance and Glendale Federal's $3,040 contribution to the Sheltered Pay Plan.
(4) For fiscal 1996, the amount consists of $1,213 for basic and executive life insurance and Glendale Federal's $1,917 contribution to the Sheltered Pay Plan. For fiscal 1995, amount consists of $1,213 for basic and executive life insurance and Glendale Federal's $1,743 contribution to the Sheltered Pay Plan. For fiscal 1994, amount consists of $959 for basic and executive life insurance and Glendale Federal's $3,204 contribution to the Sheltered Pay Plan.
(5) For fiscal 1996 the amount consists of $983 for basic and executive life insurance and Glendale Federal's $1,973 contribution to the Sheltered Pay Plan. For fiscal 1995, amount consists of $983 for basic and executive life insurance and Glendale Federal's $1,413 contribution to the Sheltered Pay Plan. For fiscal 1994, amount consists of $779 for basic and executive life insurance and Glendale Federal's $2,402 contribution to the Sheltered Pay Plan.
(6) For fiscal 1996, the amount consists of $1,011 for basic and executive life insurance and Glendale Federal's $2,181 contribution to the Sheltered Pay Plan. For fiscal 1995, amount consists of $1,010 for basic and executive life insurance and Glendale Federal's $1,964 contribution to the Sheltered Pay Plan. For fiscal 1994, amount consists of $808 for basic and executive life insurance and Glendale Federal's $2,163 contribution to the Sheltered Pay Plan.

STOCK OPTIONS

  Glendale Federal granted no options to purchase Glendale Federal common stock during the fiscal year ended June 30, 1996 to any of the executive officers of Glendale Federal named in the Summary Compensation Table above. Glendale Federal also had no outstanding stock appreciation rights during the fiscal year ended June 30, 1996.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED
                JUNE 30, 1996 AND FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT JUNE 30, 1996        JUNE 30, 1996
                                                           (#)(1)                    ($)(2)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
NAME                     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
Stephen J. Trafton......         --            --   750,000      350,000    $7,156,250   $2,718,500
Richard A. Fink.........         --            --   175,000       90,000     1,633,750      700,625
Terry D. Hess...........         --            --   133,334       56,666     1,272,298      415,202
John E. Haynes..........         --            --   133,334       56,666     1,272,298      415,202
William J. Birch........     10,000      $107,500   132,500       57,500     1,244,063      428,438

--------
(1) In the event of a change of control of Glendale Federal, the stock options shown become immediately exercisable to their full extent.
(2) Value is based upon the difference between the closing price on the New York Stock Exchange on June 30, 1996, the end of Glendale Federal's fiscal year, and the exercise price.

PENSION PLANS

  The following table sets forth, in straight life annuity amounts that are not subject to any deduction for Social Security or other offset amounts, the estimated annual benefits payable upon retirement at age 65 to participants in the Glendale Federal Pension Plan. Remuneration is average base salary (excluding amounts attributable to performance incentive compensation, commissions, overtime pay or other forms of additional compensation) for the five highest consecutive years in the final 10 years of service.

                              PENSION PLAN TABLE

                                                 YEARS OF SERVICE
                                  ----------------------------------------------
REMUNERATION                        15      20       25        30         35
------------                      ------- ------- -------- ---------- ----------
 $125,000........................ $29,710 $39,614 $ 49,517   $ 59,420   $ 69,324
 $150,000........................ $36,273 $48,364 $ 60,455   $ 72,545   $ 84,636
*$175,000........................ $42,835 $57,114 $ 71,392   $ 85,670   $ 99,949
*$200,000........................ $49,398 $65,864 $ 82,330   $ 98,795   $115,261
*$250,000........................ $62,523 $83,364 $104,205 **$120,000 **$120,000

* Under current Internal Revenue Code provisions, the allowable compensation limit is $150,000 beginning in 1994 (indexed in future years). Participants will be eligible for a grandfathered benefit as of December 31, 1993 based on the higher 1993 allowable compensation limit of $235,840.
** Under current Internal Revenue Code provisions, the maximum allowable annual benefit for a participant retiring at age 65 is $120,000.

  At June 30, 1996, Messrs. Trafton, Fink, Hess, Haynes and Birch had 6, 4, 10, 23 and 18 years of credited service under the Glendale Federal Pension Plan, respectively. Their compensation for purposes of the Glendale Federal Pension Plan was $150,000 each.

COMPENSATION OF DIRECTORS

  Annual Fees and Meeting Fees. Directors of Glendale Federal who are not also officers of Glendale Federal or its subsidiaries are paid an annual fee of $25,000. Each such director is paid $1,400 for each meeting of the Board of Directors attended and $750 for each committee meeting attended to a maximum of $1,100 for any combination of committee meetings attended on the same day. Directors who are not also officers of Glendale Federal or its subsidiaries are also paid $333 per month for serving as chair of a standing committee of the Board.

  Stock Option Grants. Directors who are not also officers of Glendale Federal or its subsidiaries receive annual grants of a stock option to purchase 5,000 shares of common stock pursuant to Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan.

  Directors' Retirement Plan. Glendale Federal maintains a retirement plan for non-employee directors who currently serve on the Board of Directors of Glendale Federal or who served on the Board of Directors of either Glendale Federal or its former parent (collectively for purposes of this section the "Board"). The plan provides that a non-employee director who has at least five years of Board service (including service on the board of an institution acquired by Glendale Federal) shall, after termination of Board membership, be entitled to receive a monthly benefit equal in amount to one-twelfth of the annual Board retainer in effect at the time of termination plus the monthly fee paid at such time for attending a Board meeting, for the number of years equal to the number of years of Board service, but not to exceed fifteen years. Payments under the plan normally commence immediately following the director's termination. In the event of a change of control of Glendale Federal, the plan provides for an immediate lump sum payment to all active and retired directors equal to the sum of the monthly retirement benefits payable under the plan without application of any discount factor.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  Trafton Employment Agreement. Mr. Trafton has an employment agreement (the "Trafton Agreement") with Glendale Federal that terminates on December 31, 1998. The Trafton Agreement provides for an annual base salary of not less than $650,000, which is to be reviewed annually by Glendale Federal's Board of Directors. Glendale Federal may terminate Mr. Trafton's employment at any time for cause or due to Mr. Trafton's disability, and Mr. Trafton may resign for good reason, which includes an actual or constructive termination by Glendale Federal following a change in control of Glendale Federal, without breaching the Trafton Agreement. In the event of his death or disability, Glendale Federal must pay Mr. Trafton his base salary through the date of death or termination for disability and the pro rata amount of any incentive compensation determined to be due for the portion of the incentive period then completed. In the event that Glendale Federal terminates the Trafton Agreement for cause, if Mr. Trafton resigns other than for good reason or if Mr. Trafton's employment is terminated by Glendale Federal or a regulatory body for regulatory reasons, Mr. Trafton would be entitled to receive only base salary to the date of termination. If the Trafton Agreement is terminated prior to the expiration of its term other than by the death of Mr. Trafton or by Glendale Federal due to disability or for cause, or if Mr. Trafton resigns for good reason (collectively, an "Other Termination"), then, Mr. Trafton is entitled to receive liquidated damages equal to his regular base salary for a period of thirty-six months, if the Other Termination occurs at a time when two years or more remain in the term of the Trafton Agreement; twenty-four months if the Other Termination occurs at a time when two years or less but more than one year remains in the term of the Trafton Agreement; and twelve months if the Other Termination occurs at a time when one year or less remains in the term of the Trafton Agreement. Mr. Trafton may elect annually to have any liquidated damages paid either in installments or in a discounted lump-sum or, if Mr. Trafton resigns for good reason after a change in control of Glendale Federal, in an undiscounted lump-sum. As part of his liquidated damages in connection with an Other Termination, the Trafton Agreement also provides that Mr. Trafton is entitled to receive reimbursement of his legal fees and expenses incurred to obtain a favorable judgment or arbitration award with respect to any Other Termination, to medical, life and long term disability benefits, to a pro rata portion of any incentive compensation determined to be due for the portion of the incentive period completed at the time of an Other Termination and to any vested benefits under Glendale Federal's employee benefit and retirement plans.

All payments upon the termination of Mr. Trafton's employment must be in compliance with applicable banking regulations and are subject to reduction to the extent necessary to cause the aggregate of all such payments to be $100 less than the amount that would be deemed an "excess parachute payment" as defined in the Internal Revenue Code. Mr. Trafton's agreement further provides that, for purposes of an Other Termination, the total amount payable to him may not exceed three times his average annual compensation during the most recent five taxable years of employment with Glendale Federal. Based thereon, the maximum payment to Mr. Trafton in connection with an Other Termination at June 30, 1996 would have been $2,558,963.

  Severance Agreements. Glendale Federal has entered into severance agreements with Messrs. Fink, Hess, Haynes and Birch that provide for severance payments if any such officer's employment with Glendale Federal is terminated (i) by Glendale Federal or its successor contemporaneously with or within one year after the happening of a change of control for any reason other than for cause, upon the death or disability of the officer or due to the request, demand or order of any regulatory authority; or (ii) by the officer, contemporaneously with or within one year after a change of control, for good reason (as defined in the agreements). Upon any such termination, Glendale Federal or its successor shall pay the officer his or her regular salary for a period not to exceed two and one-half years. The officer may elect to have the payment made in an undiscounted lump-sum. In addition, the officer receives medical, life and long term disability benefits and the extension for one year following termination of any employee home loan benefit in effect at the time of termination.

  Pension Plan Vesting. The Glendale Federal Pension Plan (the "Pension Plan") provides that, in the event of a termination of the Pension Plan, in whole or in part, following a change in control of Glendale Federal that is not approved by its Board of Directors, the amount by which the market value of the Pension Plan's assets exceeds the amounts required to fund all Pension Plan liabilities at the date of termination (the "Excess") shall be applied to fund the following benefits in the following order of priority: (i) to fully vest all accrued benefits, (ii) to provide an additional five years of vesting and benefit service credit for all active participants in the Pension Plan,
(iii) to increase early retirement benefits for participants over the age of 50 with at least five years of service with Glendale Federal, (iv) to provide cost of living adjustments for retirees and (v) to the extent that funds remain, to provide pro rata increases in all benefits for active participants. To the extent that the Excess is not sufficient to fund fully the benefits described in one of items (i) through (iv) in the preceding sentence, all individuals to whom the item applies shall receive benefits under such item on a pro rata basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Indebtedness of Management. Glendale Federal offers home mortgage and consumer loans to officers, directors and full-time employees. These loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectability or present other unfavorable features. Loans made to senior executive officers and directors since 1989 are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Loans made to other officers and employees are also made on such terms except that the interest rate and loan fees charged to other officers and employees, and with respect to loans made to senior executive officers and directors prior to 1989, are made under preferential terms pursuant to an employee loan program. All such employee mortgage loans are written at Glendale Federal's prevailing rates at the time of origination, but provide for a reduced interest rate while the borrower is employed by Glendale Federal. The employee loan policy provides that for adjustable rate mortgage loans the reduced rate is Glendale Federal's weighted average cost of interest bearing liabilities, plus 1/4 of 1%, adjusted semiannually. For consumer loans, including equity loans, the reduced rate is Glendale Federal's stated rate for its customers, less 1.0%. In addition, employees must pay all normal loan origination fees and closing costs, except that loan points and appraisal fees are not charged in connection with adjustable rate first mortgage loans. The rate of interest borne by a mortgage loan reverts to the normal rate provided in the loan instruments upon termination of employment, except that employees (and in certain instances their spouses) who retire or whose employment is terminated due to permanent disability continue to receive the preferential interest rate as long as they occupy the premises securing the mortgage loan as their principal residence.

  The following table sets forth information as of June 30, 1996, relating to loans made to each individual who is a director or executive officer of Glendale Federal, whose indebtedness to Glendale Federal or its subsidiaries exceeded $60,000 at any time since July 1, 1995, and who has a loan at an employee loan rate. Other outstanding loans to directors and executive officers of Glendale Federal in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons are not shown.

                                      HIGHEST
                                      BALANCE
                                    OUTSTANDING                   EFFECTIVE
                                     YEAR END   BALANCE  ORIGINAL  RATE AT
                                     JUNE 30,   AT JUNE    NOTE   JUNE 30,  DATE
NAME                         LOAN      1996     30, 1996   RATE     1996    MADE
----                       -------- ----------- -------- -------- --------- ----
Dean R. Bailey............ Mortgage  $259,019   $252,334   8.500%   5.502%  1986
Vincent L. Beatty......... Mortgage   266,783    264,386   7.500%   5.502%  1990
John E. Haynes............ Mortgage   470,915    466,542   9.875%   5.502%  1990
Terry D. Hess............. Mortgage   598,709    592,932  10.375%   5.502%  1989
Robert R. Trujillo........ Mortgage   292,562    289,785   8.875%   5.502%  1990

          REPORT OF THE OFFICER COMPENSATION AND PERSONNEL COMMITTEE

  The Officer Compensation and Personnel Committee of the Board of Directors of Glendale Federal (the "Committee") establishes and administers executive compensation and benefit policies and programs for all executive officers. The Committee recommends to the full Board of Directors for its approval the compensation and benefits of the Chief Executive Officer ("CEO"). The Committee approves the compensation and benefits of all officers reporting directly to the CEO. The Committee reviews individual compensation and benefit actions for all other executive officers, as approved by the CEO within the framework of plans and programs established by the Committee. The Committee also administers Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan (the "Existing Plan") and approves all stock option grants.

EXECUTIVE COMPENSATION GOAL AND POLICY

  The primary goal of the Committee is to ensure that the overall compensation, employee benefits and management development policies of Glendale Federal are in accordance with the business goals and strategies of Glendale Federal, consistent with the financial strength of Glendale Federal, and consistent and competitive with employment practices in the financial services industry--contributing to the primary objective of maximizing stockholder value.

  The Committee believes that this singular objective of maximizing stockholder value is best supported by an executive officer compensation policy which:

  1. Focuses executive attention on those annual objectives which will lead to enhanced stockholder value.

  2. Delivers competitive total compensation opportunity through stock options issued at 100% of fair market value.

  Specifically, the Committee compares compensation for the 10 senior executives of Glendale Federal to the practices of similar sized U.S. commercial banks and savings institutions; and in the case of the CEO and one other executive, also compares their compensation to the practices of a specific peer group of 12 large commercial and savings banks and savings and loan associations (which peer group includes all but one of the peer financial institutions used for the purposes of the Performance Graph appearing elsewhere in this Proxy Statement). These analyses are conducted by an independent, nationally recognized executive compensation consulting firm.

  The Committee's policy in regard to the 10 senior executives in fiscal 1996 has been to target both base salary and total annual cash compensation opportunity (base salary and target annual incentive) below the median of competitive practice. Stock option grants, which have no value unless the share price increases, have been used to bring total compensation opportunity to between the median and the third quartile (50th to 75th percentile) of competitive practice.

  Beginning in fiscal 1997, the Committee has determined that the interest of stockholders would be better served by modifying this policy to provide base salary and annual incentive opportunity targeted around the median of competitive practice, with stock option grants continuing to be used to bring total compensation opportunity to between the median and third quartile (50th to 75th percentile) of competitive practice. The Committee believes that this change in compensation mix, but not in the competitiveness of the total package, is appropriate in light of Glendale Federal's continuing financial turnaround, the performance of the executive team, the need to recruit and retain the services of talented executives through competitive cash compensation and the importance of continuing to focus executive attention and rewards on the achievement of key annual financial and strategic objectives.

  There are four executive officers not included in the senior executive group whose compensation is determined under Glendale Federal's middle management compensation plans, and consists of base salary, short-term incentive cash compensation paid through Glendale Federal's Management Incentive Plan ("MIP") and a long-term incentive compensation opportunity provided through the grant of options under the Existing Plan.

ANNUAL INCENTIVE OPPORTUNITY

  During fiscal 1996, annual incentive opportunity was provided through the Executive Incentive Plan ("EIP"). The EIP incorporated the Committee's fiscal 1996 philosophy that annual cash compensation opportunity should be conservative and below typical competitive levels. In general, target annual cash compensation opportunity (base salary and target annual incentive) was at about 90% of competitive medians for the 10 senior executives. For the CEO, the fiscal year 1996 target annual incentive was 25% of salary, with a maximum of 40% of salary.

  Under the EIP, each executive was assigned a mix of corporate and individual performance goals. For the CEO, this mix was 80% corporate and 20% individual. For the other executive officers, this mix varied from 70% corporate and 30% individual to 30% corporate and 70% individual. Corporate and individual goals were approved by the Committee. For fiscal 1996, corporate goals were core earnings, net earnings, asset quality, and capital adequacy.

  For the second level executives covered by the MIP, for fiscal 1996, the Committee approved team and individual goals.

  Following the close of fiscal year 1996, the Committee reviewed Glendale Federal's fiscal year 1996 results against the established EIP goals for core earnings, net earnings, asset quality, and capital adequacy. Based upon the total evaluation of all criteria, the corporate performance portion of the EIP award for each participant was accordingly paid above the target level. The Committee also reviewed individual performance results against established goals for each EIP participant and determined the amount of this portion of each participant's EIP award to be paid. Individual goals were tailored to each position, and included both financial and operational objectives for the particular executive's area of responsibility. The Committee approved the awards for all executive officers of Glendale Federal, including the four executive officers who participate in the MIP, and recommended to the Board Mr. Trafton's award. The average executive officer award, excluding Mr. Trafton's award, was 117% of target. The Board of Directors approved the award for Mr. Trafton following the Committee's review.

LONG-TERM INCENTIVES

  In fiscal year 1995, the Committee established stock option grant guidelines for the 10 senior executives. These guidelines were developed in conjunction with an analysis of executive compensation developed by an independent, nationally recognized executive compensation consulting firm. This competitive analysis included the prevalence and value of the supplemental executive retirement plans which a number of peer company executives have but which Glendale Federal does not provide. The guidelines were developed on a basis of providing each executive with a total compensation opportunity between the median and the third quartile (50th to 75th percentile) of competitive practice, after taking account of each executive's annual compensation opportunity (base salary and target annual incentive). By providing a significant portion of total compensation opportunity to executives in the form of stock options, the Committee seeks to ensure that their interests are closely aligned with the interests of the stockholders. Because a significant portion of these executives' total compensation is at risk based on the market performance of Glendale Federal's common stock, the Committee believes that this increased risk is properly compensated with a total compensation opportunity level on average somewhat above the median of the executives' peers.

  In fiscal 1995, senior executives were granted stock options intended to provide competitive compensation opportunity through fiscal 1996. As a result no stock options were granted to the 10 senior executives in fiscal 1996.

CEO COMPENSATION

  Effective as of January 1, 1994 and amended as of January 1, 1996, Glendale Federal entered into an employment agreement with Mr. Trafton, the terms of which are set forth above under "Employment Contracts; Termination of Employment, and Change in Control Arrangements." No change was made to Mr. Trafton's base salary in fiscal years 1995 or 1996, which remained unchanged from the level set in April 1992 at the time of his promotion to CEO. Mr. Trafton's fiscal year 1996 annual incentive award was based 80% on corporate results against established EIP goals for core earnings, net earnings, asset quality, and capital adequacy. In addition, 20% of Mr. Trafton's annual incentive was based on his individual performance against a goal of enhancing the strategic positioning of Glendale Federal to increase the value of the franchise and future stockholder value. The Committee and the Board of Directors assessed his performance in these areas, with particular attention to financial results of Glendale Federal, the strategic positioning of Glendale Federal, the successful building of California franchise value and the successful pursuit of the goodwill case. As a result of the assessment, Mr. Trafton's fiscal year 1996 EIP award was approved by the Board of Directors at $202,000, or 24.3% above the target amount.

FISCAL 1997 STOCK OPTION GRANTS

  In early fiscal 1997, the Committee completed a thorough review of the compensation plans applicable to the senior executives of the company, assisted by a nationally recognized executive compensation consulting firm.

  As part of this review, the Committee assessed the performance of Mr. Trafton as CEO, and his past and expected future contributions to creating value for the Glendale Federal's stockholders. In keeping with prior practice, the Committee determined that stockholder interests would be best served by providing Mr. Trafton with future long-term compensation solely in the form of stock options, granted at fair market value on the day of grant and covering multiple years. The Committee approved a grant of a stock option to Mr. Trafton, intended to provide all of his long-term compensation opportunity for the next three years, to acquire 1,000,000 shares of common stock. The Committee anticipates that no further grants will be made to Mr. Trafton until fiscal 2000. The Committee granted stock options at fair market value to 10 other senior executives. These grants represent their fiscal 1997 long-term compensation, and the Committee expects to consider new grants in fiscal 1998 for these officers.

  The grant of 667,000 of the shares covered by Mr. Trafton's option is subject to approval by stockholders of the amendments to the Existing Plan. Options granted in fiscal 1997 under the Existing Plan cover 333,000 shares for Mr. Trafton and 295,000 shares for the other 10 senior executives as a group.

DEDUCTIBILITY

  In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest-paid executive officers who are employed on the last day of the fiscal year. Certain performance-based compensation is specifically exempt from the deduction limit. Any taxable compensation derived from the exercise of stock options should be exempt from the limit on the corporate tax deduction. The base salaries and annual incentive awards paid for fiscal year 1996 were not exempt. However, the compensation limit for the year was not exceeded for any covered officer, so that there was no loss of tax-deductibility. The Committee believes that, although there may be circumstances where the best interest of the stockholders are better served otherwise, compensation expenses generally should be deductible.

      OFFICER COMPENSATION AND PERSONNEL COMMITTEE

      Diane C. Creel (Chair)
      Dean R. Bailey
      John F. King
      John F. Kooken

STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below (the "Performance Graph") compares the cumulative total returns of Glendale Federal, the S&P 500 Index and a weighted index of California-based thrift institutions and holding companies (the "Peer Group"). Prior to August 26, 1993, all shares of common stock of Glendale Federal were owned by GLENFED, Inc. As part of the recapitalization of Glendale Federal that was completed on that date, GLENFED, Inc. was merged into a subsidiary of Glendale Federal and the stockholders of GLENFED, Inc. became stockholders of Glendale Federal. The Graph reflects information relating to the period commencing August 27, 1993, the first full day on which shares of Glendale Federal common stock were traded on the New York Stock Exchange and the Pacific Stock Exchange, and ending on June 30, 1996.

  The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the securities offering rules of the OTS or under the Securities Exchange Act of 1934, except to the extent that Glendale Federal specifically incorporates this information by reference.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG GLENDALE FEDERAL, S&P 500 INDEX AND PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]


 Measurement Period         GLENDALE                       S&P
(Fiscal Year Covered)        FEDERAL      PEER GROUP    500 INDEX
 -------------------        ---------     ----------    ---------
August   - 1993              $100.00        $100.00      $100.00
December - 1993              $ 76.08        $102.21      $103.83
June     - 1994              $115.07        $ 96.74      $101.29
December - 1994              $105.48        $103.56      $ 90.70
June     - 1995              $136.99        $124.49      $121.69
December - 1995              $193.15        $142.47      $150.90
June     - 1996              $198.63        $156.85      $152.83

Assumes $100 invested on August 27, 1993 in the stock of Glendale Federal or Peer Group.
Total Stockholder Return assumes reinvestment of dividends.

Note: The Peer Group average is weighted by August 1993 market capitalization.
      The Peer Group includes H.F. Ahmanson & Company, California Federal Bank, a Federal Savings Bank, Coast Savings Financial, Inc., Golden West Financial Corporation and Great Western Financial Corporation.

           AMENDMENTS TO GLENDALE FEDERAL 1993 AMENDED AND RESTATED
             STOCK OPTION AND LONG TERM PERFORMANCE INCENTIVE PLAN

  In order to attract, motivate and retain key officers and employees of Glendale Federal and its subsidiaries, in 1993 the Board of Directors adopted, and Glendale Federal's stockholders approved, the Glendale Federal Bank 1993 Stock Option and Long-Term Performance Incentive Plan (as amended by the Board of Directors and the Stockholders in 1994, the "Plan").

PROPOSED AMENDMENTS

  At the 1996 Annual Meeting the common stockholders will be asked to approve amendments to the Plan (the "Proposed Amendments") that would: (i) increase, from 4,700,000 to 7,200,000, the number of shares of common stock that may be issued pursuant to the Plan; (ii) reflect recent amendments to Securities and Exchange Commission ("SEC") Rule 16b-3 by replacing the requirement that the committee which administers the Plan (the "Committee") be made up of "disinterested persons," as formerly defined for purposes of Rule 16b-3, with the requirement that such Committee be comprised of directors who are not employees of the Company or any of its subsidiaries; (iii) provide that awards under the Plan may be assignable or transferable to members of an option holder's Immediate Family (as defined below) with the consent of the Committee; (iv) amend certain provisions relating to the exercise of stock options granted to non-employee directors; and (v) clarify certain sections of the Plan. The Proposed Amendments and the reasons therefor are described further in the following paragraphs.

  As discussed above under "Report of the Officer Compensation and Personnel Committee," Glendale Federal's compensation philosophy is that senior executive officers should participate in long term stock-based compensation plans because such long term plans provide greater incentive to senior executive officers to maximize stockholder value. At June 30, 1996, 3,878,500 shares of Glendale Federal common stock, representing 85.4% of the number of shares currently issuable pursuant to the Plan, are covered by outstanding stock options. The Board of Directors believes that the proposed increase in the number of shares reserved for issuance under the Plan is necessary to permit Glendale Federal to continue to use stock options as incentive compensation for senior executive management and to broaden the base of Glendale Federal officers and key employees who hold stock options pursuant to the Plan.

  As originally adopted, the Plan required that the committee of the Board of Directors that administers the Plan (the "Committee") consist solely of directors constituting "disinterested persons" as that term was then defined for purposes of SEC Rule 16b-3. Rule 16b-3 provides certain exemptions from the application of the "shortswing profits" prohibitions of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") for stock option and other stock-based employee compensation plans. In general, a person was deemed "disinterested" under Rule 16b-3 if the person was not eligible to receive discretionary stock-based compensation awards and had not been eligible to receive such awards for specified periods. The SEC has recently amended Rule 16b-3 to eliminate the concept of "disinterested persons" and has substituted different bases upon which the relevant exemptive provisions may be made available, including Board of Directors or stockholder approval of stock-based compensation awards or compliance with a requirement that the award be held at least six months before exercise. The Proposed Amendment to delete the "disinterested person" requirement from the Plan is intended to make the Plan consistent with the current form of Rule 16b-3. Under this Proposed Amendment, however, the Committee will instead be required to consist solely of non-employee directors. In addition to this requirement, the Committee members will be subject to their fiduciary duties as directors in the performance of their responsibilities as Committee members.

  The third Proposed Amendment to the Plan is also intended to conform the Plan with the SEC's recent amendments to Rule 16b-3. At the time the Plan was established, it included a limitation that stock options and other awards could not be transferred by the recipients of such awards, with a limited exception in the event of death. This restriction conformed to Rule 16b-3 as in effect at the time the Plan was established. The recent SEC amendments to Rule 16b-3 removed this limitation. Accordingly, it is proposed that the Plan be amended to permit awards granted under the Plan to be transferrable without consideration by the recipient to members of his or her Immediate Family with the consent of the Committee. The term "Immediate Family" would be defined for this purpose as including the recipient's parents, spouse, children, stepchildren, sisters, brothers and grandchildren, together with any persons in corresponding adoptive relationships with the recipient. It is believed that such transfers may be beneficial in certain cases to the recipient for estate planning or other family financial management purposes without any adverse effects on Glendale Federal or on the effectiveness of Plan awards as incentive compensation arrangements.

  The Plan currently provides that stock options granted under the Plan to non-employee directors will remain exercisable for a period of 36 months after the director's service on the Board of Directors terminates as a result of "Retirement," which is defined for this purpose as termination of such service after attaining the age of 65. It is proposed to amend this provision of the Plan (with respect to both outstanding and future awards) to provide that a director's termination of service on the Board of Directors will be deemed to constitute termination because of Retirement only if such termination occurs after the director has served on the Board of Directors for a period of at least five years and to delete reference to termination of service after reaching age 65 from the definition of Retirement. The Proposed Amendments would provide that, if a non-employee director's death occurs while serving on the Board of Directors, any stock options previously granted to the director under the Plan which are not vested at the date of death will become vested at that time. The Plan provides for annual grants of options to directors (as described below) that become exercisable as of the next following annual meeting of stockholders.

  The preceding description of the Proposed Amendments and the following description of the Plan are qualified in their entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A to this Proxy Statement. Each of the Proposed Amendments to the Plan described above, together with certain additional clarifying and other amendments to the Plan made by the Committee under its general Plan administrative authority, is indicated in the attached copy of the Plan.

GENERAL DESCRIPTION OF THE PLAN

  The Plan provides for the grant of stock options, stock appreciation rights and other stock or cash awards, either alone, in combination or "in tandem" (meaning that the exercise of one part of an award, such as a stock appreciation right, results in the cancellation of a corresponding portion of an award, such as a stock option, granted "in tandem" therewith). In addition to providing awards of stock options to key executives and other selected employees, the Plan provides for annual awards of stock options to directors who are not employees of Glendale Federal or its subsidiaries. The Plan provides that stock options granted under the Plan must have an exercise price at least equal to the fair market value per share of common stock of Glendale Federal (as defined in the Plan) at the date of grant or, in the event incentive stock options are granted to an employee who owns more than 10% of Glendale Federal's outstanding common stock, at least 110% of such fair market value. Except with respect to options granted to Non-employee Directors, the Plan is administered by the Officer Compensation and Personnel Committee of the Board of Directors, which determines the employees to whom awards under the Plan are to be granted and is empowered to interpret, to terminate and, subject to stockholder approval in certain circumstances, to amend the Plan. The Plan became effective as of August 17, 1993 and, unless sooner terminated, will terminate on the fifth anniversary of that date.

  Unless the Committee otherwise determines, upon a change in control of Glendale Federal (as defined by the Committee from time to time or in an award agreement), participants in the Plan would have the right to exercise any stock option or stock appreciation right, or to receive full payment of cash awards, and any restrictions on outstanding restricted stock awards would lapse. In such event, participants would also have the right to elect to receive a cash payment equal to the fair market value of any stock otherwise distributable in connection with an award under the Plan.

  Upon the dissolution or liquidation of Glendale Federal, or the occurrence of a reorganization, merger or consolidation in which Glendale Federal is not the surviving corporation, or upon the transfer of all of the assets or shares of Glendale Federal to another corporation, if provision is not made for the continuation of the Plan and any outstanding awards granted thereunder, Plan participants would be entitled to receive payment of, or to exercise their rights under, such outstanding awards notwithstanding any otherwise applicable restrictions on exercise.

  Stock options granted pursuant to the Plan may be "incentive stock options", which are entitled to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or may be "non-statutory options", which are not entitled to such benefits. Only non-statutory options may be granted to non-employee Directors. Generally, the grant of an option, whether incentive or non-statutory, is not a taxable event. Upon exercise of an incentive stock option, the optionee is not taxed and Glendale Federal is not entitled to a deduction, unless the optionee sells the shares acquired upon such exercise within one year after the date of exercise or within two years after the date of grant of such option. In the event of such a "disqualifying disposition", the optionee would recognize ordinary income equal to the excess of the lesser of the sale price or fair market value on date of exercise over the exercise price of the incentive option and Glendale Federal would generally be entitled to a tax deduction in an equal amount. Any additional gain would be taxable to the optionee as capital gain. Upon the exercise of a non-statutory stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the option, and Glendale Federal will be entitled to record a tax deductible compensation expense equal to such amount, provided that such amount is not in excess of reasonable compensation.

  In the case of Plan awards consisting of sales of restricted stock to participants, stock bonuses or other grants of stock, pursuant to Section 83 of the Code, stock so issued that is made subject to certain restrictions will not give rise to taxable income until the earliest time at which such stock is no longer subject to a substantial risk of forfeiture and is freely transferable (as defined for purposes of Section 83), rather than at the date of initial issuance or sale. At such time, the holder of such stock would recognize ordinary income equal to the excess of the fair market value of the shares (determined as of such time) over the purchase price (if any) and Glendale Federal would be entitled to a tax deduction in a corresponding amount, subject to certain limitations.

  In general, Glendale Federal is required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Plan.

NEW PLAN BENEFITS

  On July 22, 1996, the following grants of options were made under the Plan. Each option entitles the holder to acquire one share of Glendale Federal common stock at an exercise price of $17.50 after the option vests and until July 22, 2006. The options for each person named below become exercisable in three equal annual installments commencing July 22, 1997. The grant of 667,000 of the 1,000,000 shares for Mr. Trafton's option is subject to the approval of the Proposed Amendments by Glendale Federal's common stockholders at the 1996 Annual Meeting.

NAME AND POSITION                            DOLLAR VALUE ($)(1) NUMBER OF UNITS
-----------------                            ------------------- ---------------
Stephen J. Trafton, Chief Executive Offi-
 cer.......................................       $250,000          1,000,000
Richard A. Fink, Senior Executive Vice
 President and Chief Credit Officer........         18,750             75,000
Terry D. Hess, Executive Vice President and
 Director, Business Banking................          8,750             35,000
John E. Haynes, Executive Vice President
 and Chief Financial Officer...............         10,000             40,000
William J. Birch, Executive Vice President
 and Manager, Retail Banking...............          8,750             35,000
Executive Group............................        323,750          1,295,000

--------
(1) Dollar value is determined by multiplying the number of units by $0.25, which was the difference between the closing price of Glendale Federal common stock on the New York Stock Exchange on August 30, 1996 of $17.75 and the option exercise price of $17.50.

BOARD RECOMMENDATION

  The Board of Directors believes that it is in the best interests of Glendale Federal and its stockholders to approve the Proposed Amendments in order to attract, retain and motivate qualified employees. Approval of the Proposed Amendments requires the affirmative vote of a majority of the outstanding shares of Glendale Federal common stock entitled to vote on the proposal.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
         STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG Peat Marwick LLP as Glendale Federal's independent auditors for the fiscal year ended June 30, 1997, and to audit the books and accounts of Glendale Federal for that year. KPMG Peat Marwick LLP, together with its predecessors, have been the independent auditors of Glendale Federal for more than 30 years.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Their representatives will also be provided an opportunity to make a statement, if they desire to do so.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR GLENDALE FEDERAL FOR THE FISCAL YEAR ENDED JUNE 30, 1997.

                                OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting, shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. OTS regulations and Glendale Federal's Bylaws require that, in order to be considered, any new business to be taken up at the Annual Meeting shall be stated in writing and filed with the Secretary of Glendale Federal at least five days before the date of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

  Any stockholder wishing to have a proposal considered for inclusion in the Board of Directors' proxy solicitation materials for the 1997 Annual Meeting must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Glendale Federal on or before May 24, 1997. The Board of Directors will review any proposals from stockholders received by that date and will determine whether applicable requirements have been met for inclusion of any such proposals in such 1997 proxy solicitation materials.

                            ADDITIONAL INFORMATION

  THE ANNUAL REPORT ON FORM 10-K FILED BY GLENDALE FEDERAL WITH THE OTS FOR ITS FISCAL YEAR ENDED JUNE 30, 1996, ACCOMPANIES THIS PROXY STATEMENT. GLENDALE FEDERAL WILL FURNISH A COPY OF THE FORM 10-K WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER SOLICITED HEREBY WHO HAS NOT RECEIVED A COPY THEREOF. GLENDALE FEDERAL WILL ALSO FURNISH TO ANY SUCH STOCKHOLDER A COPY OF THE EXHIBITS TO THE FORM 10-K UPON WRITTEN REQUEST AND PAYMENT OF A COPYING CHARGE. REQUESTS SHOULD BE ADDRESSED TO JEFFREY MISAKIAN, DIRECTOR, CORPORATE RELATIONS, GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK, 401 NORTH BRAND BOULEVARD, GLENDALE, CALIFORNIA 91203.

                                       By order of the Board of Directors

                                       /s/ James R. Eller, Jr.

                                       James R. Eller, Jr.
                                       Secretary

September 20, 1996

                                                                     APPENDIX A

  Underlined words in the following text are the proposed amendments that stockholders are being asked to approve.

                       1996 AMENDMENT AND RESTATEMENT OF
                             GLENDALE FEDERAL BANK
                             1993 STOCK OPTION AND
                     LONG-TERM PERFORMANCE INCENTIVE PLAN

  1.History and Purpose. The 1993 Stock Option and Long-Term Performance Incentive Plan (the "Plan") is designed to promote the long-term financial interests of the Company (as defined below) by (i) rewarding key executives, other selected employees, and Eligible Directors of the Company for their contributions to the success of the Company, (ii) attracting and encouraging long service by key employees and Eligible Directors possessing outstanding abilities, (iii) providing key employees with additional incentives in the form of Incentive Stock Options, Non-Qualified Stock Options and Stock Appreciation Rights as determined from time to time by the Board or the Committee (as defined below), (iv) providing Eligible Directors with additional incentives in the form of Non-Qualified Stock Options, and (v) furthering the identity of interests of key employees, other selected employees, and Eligible Directors with those of the Company's stockholders through opportunities for increased stock ownership and awards based on corporate performance. The Plan has been amended and restated in 1996 in the form set forth herein, provided that such amendment and restatement is subject to the approval of the stockholders of the Company at the first annual stockholders meeting which occurs after July 22, 1996.

  2.Definitions.

  (a)"Award" means the grant of any form of stock option, stock appreciation right, stock or cash award, whether granted alone, in combination or in tandem, under the Plan.

  (b)"Award Agreement" means an agreement between the Company and a Participant, setting forth the terms, conditions and limitations applicable to an Award granted to the Participant.

  (c)"Board" means the Board of Directors of the company.

  (d)"Common Stock" means authorized and issued or unissued Common Stock of the Company, having a par value of $1.00 per share.

  (e)"Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (f)"Committee" means the Committee on Officer Compensation and Personnel of the Board or such other committee, comprised of directors who are not employees of the Company, designated by the Board.

  (g)"Company" means Glendale Federal Bank, Federal Savings Bank, a federally chartered stock savings bank, including any successor thereto by merger, operation of law or otherwise, its subsidiaries and their respective subsidiaries.

  (h)"Eligible Director" means each member of the Board who is not an employee of the Company.

  (i)"Fair Market Value", unless determined otherwise by the Committee in good faith, means with respect to a share of Common Stock as of any given date (i) the closing market composite price for such Common Stock as reported for the New York Stock Exchange--Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Common Stock was traded; (ii) if the Common Stock is not traded on the New York Stock Exchange, the closing sale price of a share of Common Stock as reported on the national securities exchange or transaction reporting system on or through which actual sales prices are regularly reported for such Common Stock on the date the determination is made; or (iii) if the Common Stock is not traded on an exchange or transaction reporting system on or through which actual sales prices are available, the mean of the average of the closing bid and asked prices of a share of Common Stock as reported on the date the determination is made.

  (j)"Immediate Family" means, with respect to a particular Participant, the Participant's parents, spouse, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

  (k)"Participant" means an employee or Eligible Director of the Company to whom an Award has been made under the Plan.

  (l)"Performance-Based Compensation" shall have the meaning ascribed to it in
Section 162(m)(4)(C) of the Code.

  3.Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, the key employees to whom Awards are to be granted under Sections 8, 9, 10, and 11, and who thereby become "Participants" in the Plan. Subject to the terms and conditions of the Plan, Eligible Directors shall receive Stock Options in accordance with the provisions of Supplement A, and thereby become "Participants" in the Plan. Individuals shall not be eligible for Awards under Sections 8, 9, 10 and 11 during the period in which they are Eligible Directors.

  4.Common Stock Available for Awards. At the time of establishment of the Plan in 1993, and subject to Section 17, the aggregate number of shares of Common Stock with respect to which Awards could be granted under the Plan was limited to 1,700,000, which amount was increased in 1994 to 4,700,000. Effective as of the amendment and restatement of the Plan in 1996, and subject to Section 17, the aggregate number of shares of Common Stock with respect to which Awards may be granted under the Plan was increased from 4,700,000 to 7,200,000. To the extent that any Award terminates by expiration, cancellation, forfeiture, surrender or otherwise (other than by reason of the exercise of an Award granted in tandem therewith) without the issuance of shares or without payment therefor or, in the case of restricted stock, without vesting, any shares subject to such Award or on the basis of which such Award would have been calculated shall again be available for future Awards. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

  Notwithstanding any other provision of the Plan to the contrary, no Participant shall receive any Award of a Stock Option or an SAR under the Plan to the extent that the sum of:

  (a) the number of shares of Common Stock subject to such Award;

  (b) the number of shares of Common Stock subject to all other prior Awards of Stock Options and SARs under the plan during the calendar year in which the Award is made; and

  (c) the number of shares of Common Stock subject to all other prior stock options and stock appreciation rights granted to the Participant under other plans or arrangements of the Company during the calendar year in which the Award is made;

would exceed the Participant's Individual Limit under the Plan. The determination made under this paragraph shall be based on the shares subject to the awards at the time of grant, regardless of when the awards become exercisable. A Participant's "Individual Limit" shall be 1,000,000 shares (subject to adjustment under Section 17).

  5.Administration. The Plan shall be administered by the Committee which shall have full and exclusive power to interpret the Plan, to grant waivers of Plan restrictions and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. The Committee shall determine the type of or types of Awards to be made to each Participant. Awards may be granted alone, in combination or in tandem. In the case of Awards granted in tandem, the exercise of one award will effect the cancellation of a corresponding portion of the Award or Awards granted in tandem therewith. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity. To the extent that the provisions of this Section 5 are inconsistent with the terms of Supplement A, Awards made under Supplement A shall be governed by the terms of Supplement A rather than the terms of this Section 5.

  6.Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan pursuant to such terms, conditions or limitations as the Committee may establish; provided, however, that no such authority may be vested in an officer who does not also serve as a member of the Board of Directors of the Company; further provided that only the Committee may grant and administer Awards made to or held by Participants who, at the time such authority is exercised, are subject to Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934, or any successor rule.

  7.Award Agreement. At the time of a grant, the Committee may require as a condition to such grant that a Participant enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee, in its sole discretion, may prescribe. To the extent that the provisions of this Section 7 are inconsistent with the terms of Supplement A, Awards made under Supplement A shall be governed by the terms of Supplement A rather than the terms of this
Section 7.

  8.Stock Options. Each Stock Option shall entitle the Participant to whom it is granted to purchase a specified number of shares of Common Stock at a fixed price. Any Stock Option granted under the Plan that satisfies all of the requirements of Section 422 of the Code may be designated by the Committee as an "Incentive Stock Option." Stock Options not so designated, or that do not satisfy the requirements of Section 422 of the Code shall not constitute Incentive Stock Options and shall be "Non-Qualified Stock Options."

  (a) Option Price. The option price of a Non-Qualified Stock Option shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant, or such other amount required to comply with applicable law. The option price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock and, with respect to an employee who owns on the date of the grant more than 10% of the Company's Common Stock, shall not be less than 110% of its Fair Market Value on such date.

  (b) Option Expiration Date. The "Expiration Date" with respect to a Stock Option or any portion thereof means the expiration date thereof established by the Committee at the time of the grant. The Expiration Date of an Incentive Stock Option shall be no later than the date which is ten years after the date it was granted and, with respect to an employee who owns on the date of grant more than 10% of the Company's Common Stock, shall not be later than the date which is five years after the date of grant.

  (c) Exercise of Options. Each Stock Option granted under the Plan shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the option is granted or at such earlier times as the Committee shall subsequently determine (provided that the Fair Market Value at date of grant of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year may not exceed $100,000) but in no event later than that Stock Option's Expiration Date.

    A Participant may exercise a Stock Option by giving written notice thereof prior to the Option's Expiration Date to the Secretary of the Company at the principal executive offices of the Company. Contemporaneously with the delivery of such notice, the full purchase price of the shares of Common Stock purchased pursuant to the exercise of the Option, together with any required state or federal withholding taxes, shall be paid in cash, by tender of stock certificates in proper form for transfer to the Company valued at the Fair Market Value of the shares of Common Stock on the date of exercise, by a combination of the foregoing or with any other consideration which the Committee determines to be consistent with the purposes of the Plan and applicable law. A Participant may elect to pay the purchase price upon the exercise of a Stock Option through a cashless exercise arrangement to the extent provided by the Committee. In the case of a cashless exercise arrangement approved by the Committee, payment may be made as soon as practicable after the exercise.

  To the extent that the provisions of this Section 8 are inconsistent with the terms of Supplement A, Awards made under Supplement A shall be governed by the terms of Supplement A rather than the terms of this Section 8.

  9.Stock Appreciation Rights. Each Stock Appreciation Right ("SAR") shall entitle the Participant to whom it is granted to receive from the Company, at the time the SAR is exercised, that number of shares of Common Stock having a Fair Market Value equal to the product of:

  (a) the number of shares of Common Stock as to which the SAR is exercised;
      and

  (b) the excess of the Fair Market Value (at the date of exercise) of a share of Common Stock over the exercise price specified by the Committee at the time of the award;

provided, however, that the Committee, in its sole discretion, may elect to settle all or a portion of the Company's obligation arising out of the exercise of an SAR in cash equal to the Fair Market Value on the exercise date of any or all of the shares of Common Stock that would otherwise be issuable on exercise. SARs that are granted in tandem with Stock Options shall be exercisable only to the extent that the related Stock Option is exercisable and at the exercise price of that Stock Option.

  An SAR may be exercised, in whole or in part, by giving written notice to the Secretary of the Company prior to the date on which the SAR expires. Such notice shall specify the number of shares with respect to which the SAR is being exercised. As soon as practicable after the receipt of such notice, the Company shall deliver to the Participant certificates for the shares of Common Stock or cash or both to which the Participant is entitled pursuant to the Plan.

  10.Stock Awards. Subject to the terms and conditions of the Plan, the Committee may designate Participants to receive Awards made in Common Stock or denominated in units of Common Stock. All or any part of such Award may be subject to such terms, conditions, restrictions and limitations as may be established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, peer company comparisons, increases in specified indices, attaining specified growth rates and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified valuation criteria.

  To the extent that the Committee determines that it is necessary or desirable to conform any Awards under the Plan with the requirements applicable to "Performance-Based Compensation," it may, at the time an Award is granted, take such steps and impose such restrictions as it determines to be necessary to satisfy such requirements with respect to such Award, including, without limitation:

  (a) The establishment of performance goals that must be satisfied prior to the payment or distribution of benefits under such Awards;

  (b) The submission of such Awards and performance goals to the Company's shareholders for approval and making the receipt of benefits under such Awards contingent on receipt of such approval; and

  (c) Providing that no payment or distribution be made under such Awards unless the Committee certifies that the goals and the applicable terms of the Plan and Agreement reflecting the Awards have been satisfied.

  To the extent that the Committee determines that the foregoing requirements relating to Performance-Based Compensation do not apply to Awards under the Plan because the Awards constitute Stock Options or SARs, the Committee may, at the time the Award is granted, take such steps and impose such restrictions as it determines to be necessary to conform the Award to alternative methods of satisfying the requirements applicable to Performance-Based Compensation.

  11.Other Awards. In addition to the Awards specifically provided above, the Committee may make such other equity, incentive or performance awards payable in cash or in kind under the Plan as it determines to be in the best interest of the Company.

  12.Payment of Awards. The Company's obligation to pay cash or deliver stock pursuant to Awards granted under the Plan is subject to all applicable laws, rules and regulations and the obtaining of all permits and approvals deemed necessary or appropriate by the Committee. Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of stock, restrictions on transfer and forfeiture provisions. When transfer of stock is so restricted or subject to forfeiture provisions it shall be referred to as "Restricted Stock."

  13.Tax Withholding. The Company shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state tax laws to be withheld with respect to the grant, exercise or surrender of an Award, or the sale of stock acquired upon the exercise of an Incentive Stock Option, including any withholding required in order for the Company to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender or sale. Such amounts may be deducted or withheld, at the Company's discretion, from Award payments or from any other payments, including regular compensation, to be made by the Company to the Participant. If Common Stock is used to satisfy tax withholding, such Common Stock shall be valued based on Fair Market Value on the date it is withheld.

  14.Amendment, Modification, Suspension or Discontinuance of this Plan. The Board at any time, and from time to time, may amend the Plan, subject to the applicable requirements of the New York Stock Exchange. The Committee may, at any time, amend the terms of any outstanding Award Agreement; provided, however, that such amendment may not provide terms which are inconsistent with the terms of the Plan; and further provided that no amendment of any outstanding Award Agreement may adversely affect a Participant's rights under the Award Agreement in the absence of the Participant's written consent.

  The Board at any time may suspend or discontinue the Plan. The Plan, unless sooner terminated, shall terminate on the fifth anniversary of its adoption by the Board in 1993. Any such amendment, suspension or termination shall not affect any Award previously granted. No Award may be granted under the Plan while the Plan is suspended or after it is terminated.

  15.Termination of Employment. In the event that a Participant ceases to be an employee of the Company for any reason, including death, any Awards then outstanding may be exercised or shall expire in accordance with the terms of the applicable Award Agreement.

  16.Nonassignability. No award under the Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. During a Participant's lifetime, Awards under the Plan are exercisable only by the Participant, his guardian or legal representative, and after the Participant's death Awards are only exercisable by the person who acquired the right to exercise such Award by bequest or inheritance, and only in accordance with the terms of such Award as determined by the Committee at the time of grant. Notwithstanding the foregoing provisions of this Section 16, the Committee may permit Awards under the Plan to be transferred by a Participant for no consideration to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of a Participant's Immediate Family or to a partnership for members of a Participant's Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to such Award prior to such transfer. In the discretion of the Committee, the foregoing right to transfer Awards shall also apply to the right to transfer ancillary rights associated with an Award. However, in no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Code section 422. Transfer to a Participant's Immediate Family may be permitted by the Committee with respect to Awards granted on or after November 1, 1996; provided that on and after that date, the Committee may, in its discretion, also amend previously granted outstanding Award Agreements to permit such transferability.

  17.Adjustment. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or other corporate transaction, including but not limited to the payment of a dividend or the making of a distribution to shareholders of the Company in property or in cash in an amount in excess of the Company's normal dividend or distribution policy in effect at the time, the Committee shall, where applicable, equitably adjust the number of shares of stock reserved under the Plan and the exercise or purchase price and the number or class of shares covered by outstanding Awards denominated in stock or units of stock to preserve the benefit of such Awards for the Company and the Participant.

  Upon the effective date of the dissolution or liquidation of the Company, or of a reorganization, merger or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or of the transfer of substantially all of the assets or shares of the Company to another corporation (any such transaction being referred to herein as a "Terminating Event"), the Plan and any Award granted hereunder shall terminate unless provision is made in writing in connection with such Terminating Event for the continuance of the Plan and for the assumption of Awards theretofore granted hereunder, or the substitution for such Awards of new awards issued by the successor corporation, or a parent or subsidiary thereof, with such appropriate adjustments as may be determined or approved by the Committee or its successor, in which event the Plan and the Awards theretofore granted or substituted therefor, shall continue in the manner and under the terms so provided. Upon the occurrence of a Terminating Event in which provision is not made for the continuance of the Plan and for the assumption of Awards theretofore granted or the substitution for such Awards of new awards issued by the successor corporation, each Participant to whom an Award has been granted under the Plan shall be entitled to receive payment, as applicable, or to exercise, in whole or in part, such Participant's rights under any Award granted without regard to any restrictions on exercise that would otherwise apply, and any restrictions on outstanding Stock Awards shall lapse, in each case effective as of the effective date of the Terminating Event. In the event a Participant shall not, prior to the effective date of a Terminating Event fully exercise a stock appreciation right granted under the Plan, such stock appreciation right to the extent not previously exercised, shall be deemed exercised by the Participant as of the effective date of the Terminating Event. In the event a Participant shall not, prior to the effective date of a Terminating Event fully exercise an option granted under the Plan, such option, to the extent not previously exercised, shall be deemed surrendered by the Participant as of the effective date of the Terminating Event and such Participant shall receive in exchange therefor a cash payment equal to the difference, if a positive amount, between the Fair Market Value as of the effective date of the Terminating Event of the shares of stock then subject to the option minus the aggregate option price therefor. To the extent that a Participant, pursuant to this Section 17 has a right to exercise, surrender or receive payment under any Award, or restrictions on any Stock Award lapse, solely on account of a Terminating Event, such exercise, surrender, payment or lapse shall be contingent upon the consummation of such Terminating Event.

  Upon a "change in control" of the Company, as defined in rules or regulations promulgated by the Committee from time to time or in Award Agreements executed pursuant to this Plan, Participants shall, unless the Committee otherwise determines at the time of grant, have the right, notwithstanding any restrictions that would otherwise apply, to exercise any stock option or stock appreciation right, any restrictions on outstanding Stock Awards granted under the Plan shall lapse, and Participants who have been granted Cash Awards under the Plan shall immediately be entitled to receive full payment of such Awards. In addition, Participants shall have the right to elect to receive a cash payment equal to the Fair Market Value of any stock otherwise distributable in connection with an Award under the Plan. To the extent a Participant has the right to exercise or receive payment under an Award, or restrictions on a Stock Award lapse, solely on account of a change in control, such right to exercise on surrender or the lapse of such restrictions shall be contingent upon the consummation of such change in control.

  18.Employment and Stockholder Status. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue as an employee or director of the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time. No Award shall create any rights in a Participant as a stockholder of the Company until shares of Common Stock are registered in the name of the Participant.

  19.Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, the securities laws of the United States or other federal law, shall be governed by the law of the State of California and construed accordingly.

  20.Effective Date. The Plan shall become effective on the date in 1993 it is adopted by the Board subject to the approval of a majority of the shares eligible to be voted at the next annual meeting of stockholders and subject to any required regulatory approval. All Awards granted prior to stockholder approval are subject to such approval and, notwithstanding any other provision of the Plan, if such approval is not obtained, all such Awards as well as dividends paid or payable with respect to such Awards shall be forfeited. Except as otherwise set forth in this amended and restated Plan, the changes reflected in the amended and restated plan shall be effective July 22, 1996, provided that the changes to Supplement A and Exhibit I shall be effective November 1, 1996.

  21.Dispute Resolution. All disputes arising as to the interpretation or application of the Plan shall be decided by the Committee. The Committee shall provide the Participant with a written determination within 60 days of its decision with respect to such dispute.

                                 SUPPLEMENT A

                   ELIGIBLE DIRECTORS AUTOMATIC OPTION GRANT

  A-1. General. The grant of a Stock Option under this Supplement A entitles the Participant to purchase shares of Common Stock at a price fixed at the time the Stock Option is granted. A Stock Option granted under this Supplement A is not intended to satisfy the requirements applicable to an "incentive stock option" as described in Section 422(b) of the Code.

  A-2. Participation. As of August 23, 1994 and as of the first business day after each annual meeting of the Company's shareholders thereafter, each member of the Board who is then an Eligible Director shall be granted a "Stock Option", which shall be an option to purchase 5,000 shares of Common Stock (as adjusted pursuant to Section 17.)

  A-3. Price. The determination and payment of the purchase price of a share of Common Stock under each Stock Option granted pursuant to this Supplement A shall be subject to the following:

  (a) The purchase price shall be the greater of (i) 100% of the Fair Market Value of a share of Common Stock as of the date on which such Stock Option is granted, or (ii) the par value of a share of such Common Stock on such date. For purposes of this Supplement A, in determining the Fair Market Value of a share of Common Stock, the phrase "unless determined otherwise by the Committee in good faith" appearing in Section 3(h) of the Plan shall be disregarded. The purchase price shall be subject to the adjustment described in Section 17 of the Plan relating to Extraordinary Dividends.

  (b) The full purchase price of each share of Common Stock purchased upon the exercise of any Stock Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

  (c) The purchase price shall be payable in cash or in shares of Common Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof.

  A-4. Exercise. A Stock Option granted under this Supplement A as of any date shall first be exercisable on the date of the first annual meeting of the Company's shareholders that occurs after the date as of which the Stock Option is granted, but only if the Participant continues to serve as a member of the Board from the date of grant until such annual meeting (or becomes employed by the Company, and remains employed or a director until such annual meeting.) However, upon approval of this 1996 amendment and restatement of the Plan by the Company's stockholders, and notwithstanding the foregoing provisions of this Supplement A, if the Participant's Date of Termination occurs on account of the Participant's death, the Stock Options shall be deemed to have become exercisable as of the date immediately prior to the date of death; provided that the revision set forth in this sentence shall apply to Stock Options granted under this Supplement A which were outstanding on or at any time after November 27, 1995 (regardless of whether such Stock Options were previously granted or are granted in the future). A Stock Option granted under this Supplement A will not be exercisable after the Expiration Date applicable to that Stock Option, and all rights to purchase shares of Common Stock pursuant to the Stock Option shall cease as of the Stock Option's Expiration Date.

  A-5. Expiration Date. The "Expiration Date" with respect to a Stock Option granted under this Supplement A means the earliest to occur of:

  (a) the ten-year anniversary of the date on which the Stock Option is granted;

  (b) if the Participant's Date of Termination occurs by reason of Retirement, the thirty-six-month anniversary of such Date of Termination;

  (c) if the Participant's Date of Termination occurs by reason of death, the twelve-month anniversary of such Date of Termination; and

  (d) if the Participant's Date of Termination occurs for reason other than Retirement or death, the three-month anniversary of such Date of Termination.

  A Participant shall not be permitted to exercise a Stock Option granted under this Supplement A after the Participant's Date of Termination except to the extent that the Stock Option is exercisable immediately prior to such Date of Termination. For purposes of this Supplement A: (a) a Participant's "Date of Termination" shall be the date the Participant ceases to be a member of the Board, or, if the Participant becomes employed by the Company, the date the Participant both ceases to be so employed and ceases to be a director; and (b) a Participant's Date of Termination shall be deemed to be by reason of "Retirement" if such Date of Termination occurs on or after the date on which the Participant has attained age 65. However, upon approval of this 1996 amendment and restatement of the Plan by the Company's stockholders, clause
(b) of the preceding sentence shall be revised to read: "a Participant's Date of Termination shall be deemed to be by reason of "Retirement" if such Date of Termination occurs after five (5) years of Board Service as an Eligible Director"; provided that the revision set forth in this sentence shall apply to Stock Options granted under this Supplement A which were outstanding on or at any time after November 27, 1995 (regardless of whether such Stock Options were previously granted or are granted in the future).

  A-6. Agreement With Company. Each Stock Option granted under this Supplement A shall be evidenced by an Agreement (an "Agreement") duly executed on behalf of the Company and by the Participant to whom such option is granted and dated as of the applicable date of grant. Each Agreement shall be substantially in the form attached hereto as Exhibit I.

  A-7. Limitation on Amendment. Notwithstanding the provisions of Section 14 of the Plan, in no event shall the provisions of the Plan relating to Awards under this Supplement A be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the limitation set forth in this Section A-7 shall be applied only to the extent required under SEC Rule 16b-3(c)(2)(ii)(B), or any successor provision thereto.

                                   EXHIBIT I

                              ELIGIBLE DIRECTORS
                            STOCK OPTION AGREEMENT

  1.Grant of Option. Glendale Federal Bank, Federal Savings Bank (the "Company"), which term shall also include any direct or indirect subsidiary of
the Company hereby grants as of      (the "Grant Date") to the person whose
name appears below (the "Participant" an option (the "Option") to purchase 5,000 shares of the common stock, par value $1.00 per share, of the Company
(the "Shares") at a purchase price of $    per Share, which Option shall be
exercisable as set forth in and subject to the terms and conditions of this Stock Option Agreement (the "Agreement") and the Company's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan (the "Plan"). The Option granted herein is intended to be a nonqualified stock option.

  Name of Participant:

  2.Vesting. The Option shall first become exercisable on the date of the first annual meeting of the Company's stockholders that occurs after the Grant Date, but only if the Participant continues to serve as a member of the Board from the Grant Date until such annual meeting (or becomes employed by the Company and remains employed or a director until such annual meeting). Notwithstanding the foregoing provisions of this Section 2, if the Participant's Date of Termination occurs on account of the Participant's death, the Stock Options shall be deemed to have become exercisable as of the date immediately prior to the date of death.

  3.Exercise of Option.

  (a) Subject to the terms and conditions set forth in this Agreement, the Option may be exercised by the Participant by giving written notice of exercise to the Secretary of the Company, specifying the number of Shares to be purchased and the purchase price to be paid therefor. Such notice shall be accompanied by payment of the required purchased price for the Shares to be purchased and such exercise shall be effective upon receipt by the Company of the written notice together with such payment. The purchase price may be paid (i) in immediately available funds, (ii) by certified check payable to the order of the Company,
      (iii) by tender of stock certificates, duly endorsed, accompanied by appropriate stock powers separate from the certificates presented or otherwise in proper form for transfer to the Company, representing Shares having a Fair Market Value (as determined in accordance with the terms of the Plan) at least equal to the relevant purchase price, (iv) by any combination of the foregoing, or (v) with any other form of consideration (including payment with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer), if such form of consideration shall have been approved by the Committee (as defined in the Plan).

  (b) If upon any exercise of the Option any federal, state or local tax withholding is required under applicable law, the Participant shall make satisfactory withholding arrangements with the Company, which may include any method described in (a) above.

  4.Expiration Date. The "Expiration Date" of the Option shall be the earliest to occur of:

  (a) the ten-year anniversary of the Grant Date;

  (b) if the Participant's Date of Termination occurs by reason of Retirement, the thirty-six-month anniversary of such Date of Termination;

  (c) if the Participant's Date of Termination occurs by reason of death, the twelve-month anniversary of such Date of Termination; and

  (d) if the Participant's Date of Termination occurs for a reason other than Retirement or death, the three-month anniversary of such Date of Termination.

For purposes of this Agreement:

  (A) A Participant's "Date of Termination" shall be the date the Participant ceases to be a member of the Board, or, if the Participant becomes employed by the Company, the date the Participant both ceases to be so employed and ceases to be a director.

  (B) A Participant's Date of Termination shall be deemed to be by reason of "Retirement" if such Date of Termination occurs after five (5) years of Board Service as an Eligible Director.

  5.Delivery of Shares. The Company shall, upon payment of the full purchase price for the number of Shares to be purchased, promptly deliver a certificate or certificates evidencing such Shares to the Participant; provided, that if any law or regulation requires the Company to take any action with respect to such issuance of Shares, then the date of such issuance and of delivery of such certificate or certificates shall be extended for the period necessary to complete such action. No Shares shall be issued and delivered upon exercise of the Option unless and until, in the opinion of counsel for the Company, any applicable registration, qualification or other securities law requirements, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory authority having jurisdiction over such issuance and delivery, shall have been complied with. The Company shall use commercially reasonable efforts to take all required action to achieve such compliance as promptly as practicable.

  6.Nontransferability of Option. Except as provided in the following sentence, the Option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. In the event of the death of a Participant, if the Option had become exercisable prior to the date of death, the Option may be exercised within a period of up to twelve months after the date of death by the person to whom the Option shall be transferred by will or the laws of descent and distribution, provided, that the Option may not in any event be exercised after the Expiration Date. The Option shall be exercisable, during the lifetime of the Participant, only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall, at the election of the Company, become null and void. Neither the Participant nor his executors, administrators, heirs or legatees shall be or have any rights or privileges of a stockholder with respect to any Shares issuable upon exercise of the Option granted hereunder unless and until certificates representing such Shares shall have been duly issued and delivered.

  7.No Special Rights. Nothing contained in this Agreement shall confer upon the Participant any right to continued service as a director of the Company or interfere in any way with the right of the Company or its stockholders to remove Participant from the Board in accordance with applicable law and the Bylaws of the Company. In the event the Participant shall become employed by the Company, nothing contained in this Agreement shall confer upon the Participant any right to continued employment or interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

  8.Adjustments Upon Changes in Stock. The number and type of Shares covered by the Option, and the exercise price and permitted time of exercise thereof, are subject to adjustment in accordance with the provisions of paragraph 17 of the Plan or any successor provision thereof in the event of any change in the outstanding Common Stock of the Company or the occurrence of any Terminating Event or the payment of any Extraordinary Dividend as referred to therein. Any such adjustments shall be final, binding and conclusive upon the Participant and any other party purporting to have any interest in or right with respect to the Option. In no event shall the purchase price for a Share be adjusted below the par value thereof, nor shall any fractions of a Share be issued upon exercise of the Option.

  9.Effect of Change in Control. Upon the occurrence of a Change in Control with respect to the Company, the Option shall immediately become exercisable in full notwithstanding the provisions of paragraph 2 hereof and shall continue to be so exercisable for the remaining term of the Option. For the purposes hereof, a "Change in Control" shall be deemed to have occurred if: (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations of the SEC thereunder, each as in effect on the effective date of the Plan, and including any such persons that may be deemed to be acting in concert with respect to the Company or the acquisition, ownership or voting of Company securities) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and the regulations of the SEC thereunder, each as in effect on the effective date of the Plan), of outstanding securities of the Company representing 20% or more of the combined voting power of the Company's outstanding securities; (ii) at any time during the three-year period after the date hereof, the composition of the board of directors of the Company is changed such that persons who were directors of the Company at the beginning of such three-year period, or persons nominated or elected by a majority of such persons, do not continue to comprise a majority of the members of such board of directors of the Company; (iii) the stockholders of the Company approve a merger or consolidation of the Company with, or a reorganization transaction involving the Company and, any other entity, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of more than 50% of its consolidated assets; or (v) any other event, transaction or series of events or transactions occurs as a result of which any person may be deemed to "acquire control" of the Company (as such terms are defined in the regulations of the Office of Thrift Supervision set forth at 12 C.F.R. Part 574 as in effect on the effective date of the Plan).

  10.Other Employee Benefits. In the event Participant becomes employed by the Company, the amount of any compensation received by a Participant as a result of the exercise of this Option shall not constitute "earnings" with respect to which any other employee benefits of the Participant are determined, including, without limitation, benefits under any qualified or nonqualified savings, pension or life insurance plan, except to such extent, if any, as may specifically be provided in any particular plan or agreement relating to any such benefits.

  11.Notice. Any notice required to be given under the terms of this Option shall be properly addressed if addressed to the Secretary of the Company at the principal executive office of the Company or to the Participant at the address indicated below, or at such other address as either party to this Agreement may hereafter designate in writing to the other.

                                       Glendale Federal Bank,
                                       Federal Savings Bank

                                       By:
                                          --------------------------------------
                                                  [Name]
                                                  [Title]

The Option set forth above
is hereby accepted and the
terms and provisions thereof
agreed to by the undersigned.
---------------------------------------
(Participant's Name)

Address:
        -------------------------------

---------------------------------------

                        [LOGO of Printed on Recycled Paper]

                                                                   PLEASE MARK
                                                              [X]  YOUR CHOICE
                                                                   LIKE THIS
                                                                   IN DARK INK

                                                    I PLAN TO ATTEND MEETING [_]

1. ELECTION OF DIRECTORS
   Nominees:
   John F. Kooken and
   Gilbert R. Vasquez


          FOR ALL
         NOMINEES            WITHHOLD
        (EXCEPT AS           AUTHORITY
       MARKED TO THE      TO VOTE FOR ALL
      CONTRARY BELOW)        NOMINEES

            [_]                  [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------

2. APPROVAL OF THE AMENDMENTS TO GLENDALE FEDERAL'S AMENDED AND RESTATED 1993 STOCK OPTION AND LONG-TERM PERFORMANCE INCENTIVE PLAN.


            FOR        AGAINST      ABSTAIN
            [_]          [_]          [_]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS GLENDALE FEDERAL'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

            FOR        AGAINST      ABSTAIN
            [_]          [_]          [_]

4. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.


Dated: ____________, 1996

--------------------------------------------------------------------------------
   (Signature of Stockholder)        (Signature(s) of Additional Stockholder(s))

Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

  The undersigned hereby appoints Stephen J. Trafton, John F. King, Diane C. Creel, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Glendale Federal to be held on October 22, 1996, and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to below.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLENDALE
FEDERAL.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED AND FOR PROPOSALS 2 AND 3.

     IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

                                                                   PLEASE MARK
                                                              [X]  YOUR CHOICE
                                                                   LIKE THIS
                                                                   IN DARK INK

1. ELECTION OF DIRECTORS
   Nominees:
   John F. Kooken and
   Gilbert R. Vasquez

   MARK ONLY ONE BOX

          FOR ALL
         NOMINEES            WITHHOLD
        (EXCEPT AS           AUTHORITY
       MARKED TO THE      TO VOTE FOR ALL
      CONTRARY BELOW)        NOMINEES

            [_]                  [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------

2. APPROVAL OF THE AMENDMENTS TO GLENDALE FEDERAL'S AMENDED AND RESTATED 1993 STOCK OPTION AND LONG-TERM PERFORMANCE INCENTIVE PLAN.

   MARK ONLY ONE BOX

            FOR        AGAINST      ABSTAIN
            [_]          [_]          [_]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS GLENDALE FEDERAL'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

   MARK ONLY ONE BOX

            FOR        AGAINST      ABSTAIN
            [_]          [_]          [_]

4. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Unless you sign and return this form so that it is received by the Trustee before October 11, 1996, your shares will be voted as provided by the Plan.





Dated: ____________, 1996

--------------------------------------------------------------------------------
(Please sign EXACTLY as your name appears hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          PLEASE DO NOT FOLD THIS CARD

CONFIDENTIAL VOTING INSTRUCTIONS

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 22, 1996

TO: CG TRUST COMPANY AS TRUSTEE UNDER THE GLENDALE FEDERAL BANK SHELTERED PAY
    PLAN (THE "PLAN")

  I hereby instruct the Trustee to vote (in person or by proxy) all the shares of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") Common Stock which are credited to my account under the Plan on September 3, 1996, at the Annual Meeting of Stockholders of Glendale Federal on October 22, 1996, and any postponement or adjournment thereof, on the following matters, as provided in the proxy statement, and in its discretion upon any other matter which may properly come before the meeting of any adjournment thereof. The above Trustee is hereby authorized to cumulate votes in the election of directors referred to below.

THESE VOTING INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLENDALE FEDERAL.

PLEASE DATE AND SIGN EXACTLY AS YOUR NAME APPEARS BELOW AND RETURN IN THE ENCLOSED ENVELOPE. YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. IF YOUR INSTRUCTIONS ARE RETURNED SIGNED WITH NO VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED AND FOR PROPOSALS 2 AND 3.

                       SIGN AND DATE ON THE REVERSE SIDE

1. ELECTION OF DIRECTORS NOMINEES: John F. Kooken and Gilbert R. Vasquez

                                                                I Plan to Attend
                                                                   Meeting [_]

FOR all nominees            WITHHOLD AUTHORITY to vote for all
listed to the               nominees listed to the right
right (except
as marked to
the contrary)

2. APPROVAL OF THE AMENDMENTS TO GLENDALE FEDERAL'S AMENDED AND RESTATED 1993 STOCK OPTION AND LONG-TERM PERFORMANCE INCENTIVE PLAN.

    [_]  FOR      [_] AGAINST     [_] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS GLENDALE FEDERAL INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

    [_]  FOR      [_] AGAINST     [_] ABSTAIN


   (Instruction: to withhold authority to vote for any individual nominees, write that nominee's name in the space below).

   -----------------------------------------------------------------------------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

Dated:___________________________________________________________________, 1996

-------------------------------------------------------------------------------
                          (Signature of Stockholder)

-------------------------------------------------------------------------------
                  (Signature(s) of Additional Stockholder(s))

Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                  YOUR VOTE IS IMPORTANT TO GLENDALE FEDERAL

                     PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABLE PROXY

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF GLENDALE FEDERAL

  The undersigned hereby appoints Stephen J. Trafton, John F. King and Diane
C. Creel or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Glendale Federal to be held on October 22, 1996, and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to on the reverse side.

IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED AND FOR PROPOSALS 2 AND 3.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                             FOLD AND DETACH HERE

1. ELECTION OF DIRECTORS         NOMINEES: John F. Kooken and Gilbert R. Vasquez

                                                                I Plan to Attend
                                                                    Meeting [_]

FOR all nominees         WITHHOLD AUTHORITY to vote for all
listed to the            nominees listed to the right
right (except
as marked to
the contrary)

2. APPROVAL OF THE AMENDMENTS TO GLENDALE FEDERAL'S AMENDED AND RESTATED 1993 STOCK OPTION AND LONG-TERM PERFORMANCE INCENTIVE PLAN.

    [_] FOR   [_] AGAINST   [_] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS GLENDALE FEDERAL INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 10, 1997.

    [_] FOR   [_] AGAINST   [_] ABSTAIN

(Instruction: to withhold authority to vote for any individual nominees, write that nominee's name in the space below).

-------------------------------------------------------------------------------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

Dated: __________________________________________________________________, 1996

-------------------------------------------------------------------------------
                          (Signature of Stockholder)

-------------------------------------------------------------------------------
                  (Signature(s) of Additional Stockholder(s))

Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

  YOUR VOTE IS VERY IMPORTANT TO GLENDALE FEDERAL. PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.

  ATTENTION STOCKHOLDER:

  Our records indicate you have not mailed in your GLENFED, Inc. certificate(s) of common stock. We urge you to exchange your GLENFED, Inc. Certificate(s) of common stock for new Glendale Federal Bank, Federal Savings Bank, Certificate(s) of common stock immediately. It has been three years since stockholders were notified to send in their shares of GLENFED in exchange for the new shares of Glendale Federal Bank, FSB, as provided for under the Plan of Reorganization which was approved by a majority of the stockholders at a Special Meeting of Stockholders held on August 17, 1993.

  For stockholders whose last known address is in California, your stock is subject to be turned over to the state as abandoned property. In accordance with the State of California escheatment laws, we are required to cancel all unexchanged certificate(s) of California residents after three years and turn over the ownership of the stock these certificates represent to the state. ONCE YOUR STOCK IS ESCHEATED, YOUR ONLY RECOURSE TO RECLAIM YOUR STOCK WILL BE WITH THE STATE.

  For stockholders whose last known address is outside California, your stock will escheat in accordance with the laws of the state in which you reside.

  Please locate your old GLENFED certificate(s) of common stock and mail them to our agent at the address below.

                                 CHASEMELLON
                             SHAREHOLDER SERVICES
                                 P.O. Box 845
                               Midtown Station
                              New York, NY 10018

            PLEASE DO NOT MAIL YOUR CERTIFICATE(S) WITH YOUR PROXY.

  If your have lost your GLENFED certificate(s) or have any questions relating to the exchange of your certificate(s), please contact ChaseMellon at 1-800-648-8169, or our Investor Relations Department at 818-500-2723.

REVOCABLE PROXY

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF GLENDALE FEDERAL

The undersigned hereby appoints Stephen J. Trafton, John F. King and Diane C. Creel or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as a designated on the reverse side all shares of the common stock of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Glendale Federal to be held on October 22, 1996, and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to on the reverse side.

IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED AND FOR PROPOSALS 2 AND 3.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                             FOLD AND DETACH HERE